Exhibit 23 (1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-207836) of Indiana Michigan Power Company of our report dated February 22, 2018 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 22, 2018